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                                                                  EXHIBIT 99.2

                           WEIRTON STEEL CORPORATION

                               Offer to Exchange
                         $1,000 in principal amount of
                         10-3/4% Senior Notes due 2005
                                      for
                       each $1,000 in principal amount of
                   outstanding 10-3/4% Senior Notes due 2005
                  that were issued and sold in a transaction
                 exempt from registration under the Securities
                            Act of 1933, as amended


To Our Clients:

     Enclosed for your consideration is a Prospectus dated October __, 1995 (as the same may be amended or supplemented from time to time, the "Prospectus") and a form of Letter of Transmittal (the "Letter of Transmittal") relating to the offer (the "Exchange Offer") by Weirton Steel Corporation (the "Issuer") to exchange $125,000,000 in aggregate principal amount of its 10-3/4% Senior Notes due 2005 (the "Exchange Notes") for $125,000,000 in aggregate principal amount of its outstanding 10-3/4% Senior Notes due 2005 that were issued and sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Senior Notes").

     The material is being forwarded to you as the beneficial owner of Senior Notes carried by us for your account or benefit but not registered in your name. A tender of any Senior Notes may be made only by us as the registered holder and pursuant to your instructions. Therefore, the Issuer urges beneficial owners of Senior Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such registered holder promptly if they wish to tender Senior Notes in the Exchange Offer.

     Accordingly, we request instructions as to whether you wish us to tender any or all Senior Notes, pursuant to the terms and conditions set forth in the Prospectus and Letter of Transmittal. We urge you to read carefully the
Prospectus and Letter of Transmittal before instructing us to tender your Senior Notes.

     Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Senior Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., Eastern Standard Time, on _______, ________ __, 1995, unless extended (the "Expiration Date"). Senior Notes tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to the Expiration Date.

     If you wish to have us tender any or all of your Senior Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the instruction form that appears below. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Senior Notes held by us and registered in our name for your account or benefit.